EXHIBIT 11


              BONE CARE INTERNATIONAL, INC., AND SUBSIDIARY
            Statement Regarding Computation of Loss Per Share
                               (Unaudited)


                        Three months ended            Nine Months ended
                        ------------------            -----------------
                       March 31,   March 31,        March 31,  March 31,
                         1999        1998             1999       1998
                      ----------   ----------       --------- ----------


Net loss             $(1,701,800) $(1,247,380)  $(4,564,069)$(3,364,976)
                      ===========  ===========   =========== ===========
Weighted average number
  of common shares    10,149,869    8,759,724    10,024,394   8,734,845
                      ===========  ===========   =========== ===========
Net loss per common
  share - basic      $     (0.17) $     (0.14)  $     (0.46)$     (0.39)
                           ======       ======        ======      ======